Exhibit 99.02

             LG&E Energy To Consolidate Energy Trading Businesses In
                   Louisville, Creating More Than 40 New Jobs

LOUISVILLE, Ky. - Advancing its plans to converge its energy marketing busi-nesses, LG&E Energy Corp. today announced the consolidation of the trading, risk management and administrative operations of its power marketing and gas marketing divisions into a single energy marketing unit, to be located in its
Louisville headquarters.   The move will bring more than 40 professional jobs
to Louisville in this expansion of the company's local commodity trading function.

LG&E Energy had previously announced its intention to integrate its two marketing companies, LG&E Power Marketing and LG&E Natural, into a new divi-sion, LG&E Energy Marketing, to capitalize on the convergence of the electric and gas marketing industries. The consolidated division will expand the variety of commodities it will offer to customers to include coal, emission allowances and other energy-related products.

"The energy marketplace demands that we offer a broad array of products at the lowest possible price," said Walter Z. Berger, Group President, Energy Market-
ing.   "The convergence of the power and gas marketing groups is an opportunity to expand the value-added solutions we can offer our customers, and attain substantially lower costs. Our combined expertise in multiple commodities, including gas, electricity, coal and emission allowances, will enable us to develop these customer solutions on a broader scale."

Under the integration plan, LG&E Energy will move the trading, risk management, accounting, legal, credit management and other support operations from its Dallas office to Louisville, consolidating them with its power marketing group currently located in its headquarters here. The company will maintain sales and marketing offices in Dallas as well as in Fairfax, Va., Chicago, Denver, Costa Mesa, Calif, and Calgary, Canada.

As a result of this consolidation, LG&E Energy will incur a one-time, after-tax charge of $3 to $5 million in the second quarter of 1997. This cost will cover employee relocation, severance, facilities, information systems and other related costs. The cost will be more than offset, however, by future savings achieved from the synergies created by the integration of its energy trading operations.

LG&E Energy (NYSE: LGE) is a Fortune 500 energy services company headquartered in Louisville, Ky. The company owns and operates a portfolio of energy businesses with assets of more than $3 billion and annual revenues of more than $4 billion. It has offices and operations throughout the U.S. as well as in Argentina, Spain and Canada.

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